Exhibit 99.1

FOR IMMEDIATE RELEASE

PEMSTAR REVISES FISCAL FIRST-QUARTER OUTLOOK

Company Implements Restructuring Initiative

ROCHESTER, Minn. –July 2, 2003 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, automation and test, manufacturing and fulfillment services to technology, industrial and medical companies, today revised its outlook for the fiscal 2004 first quarter ended June 30, 2003.

PEMSTAR expects net sales for the fiscal 2004 first quarter to be approximately $145 million to $150 million, compared to previous guidance of $160 million to $165 million. Including anticipated charges for a major new restructuring initiative in the quarter, PEMSTAR expects a loss of ($0.28) to ($0.30) per share. Of this loss, $3.6 million, or $.10 per share, is related to the new restructuring program. This compares to prior guidance of breakeven to a net loss of ($.04) per share. The company has obtained waivers of financial covenant violations from its domestic revolving credit lenders and so is not currently out of compliance with any financial covenants.

“Severe Acute Respiratory Syndrome (SARS) and the continuing sluggishness we’re seeing in the technology marketplace have resulted in disappointing first-quarter financial performance,” said Al Berning, PEMSTAR’s chairman, president and CEO. “Three factors contributed equally to the lower than expected net sales and the resulting loss. First, SARS significantly impacted many corporations with Asian operations, including PEMSTAR. While it appears that the SARS threat has pretty much passed, obviously it’s not something that we can control. Second, the communications industry continues to experience depressed end-market demand, and orders from several of our communications customers were at lower levels than planned. Finally, our development, test and automation business volume is down from historical levels, partly due to a longer than anticipated transition in a major product cycle.”

Continued Berning, “The major SARS impact appears to be lessening. Also, during the June quarter we saw a 30 percent increase sequentially from the March quarter in the number of project wins with new and existing customers. Most of these new projects will launch in the September quarter. Focus on profitability remains our highest priority. Our strategy centers on alignment of resources with current revenue, continued industry diversification and rigorous financial management. We’re currently implementing a new restructuring program to generate cost savings and enable us to deliver stronger performance in the future.”

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PEMSTAR

July 2, 2003

As part of its restructuring efforts, PEMSTAR will consolidate its San Jose and Mountain View, Calif., operations into one site, realizing synergies and driving efficiencies. The company also will close four of its smaller, leased locations. The combination of these measures will reduce PEMSTAR’s domestic workforce by approximately 5 percent and the leased space it occupies by 70,000 square feet. PEMSTAR expects these actions to generate cost savings of approximately $1.5 million to $2.0 million per quarter, effective for the quarter ending September 30, 2003. To cover severance and other restructuring costs, PEMSTAR expects to take an after-tax charge of approximately $7.8 million, or $0.21 per share, over the first and second fiscal quarters, with an anticipated $3.6 million, or $.10 per share, occurring in the first fiscal quarter, as noted above.

PEMSTAR will report actual fiscal 2004 first-quarter results on July 23, 2003, at market close, and provide guidance for its fiscal second quarter at that time.

Conference Call Webcast Today at 4:00 p.m. CDT

PEMSTAR’s Berning, and Greg Lea, executive vice president and chief financial officer, will discuss PEMSTAR’s revised guidance during a conference call with the investment community today at 4:00 p.m. CDT. The call will be Webcast; to access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for two weeks.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21154146. The telephone replay will be available beginning at 6:00 p.m. CDT on Wednesday, July 2, through 6:00 p.m. CDT on Friday, July 4.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 15 locations worldwide.

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PEMSTAR

July 2, 2003

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by officers of the company, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and PEMSTAR’s quarterly reports on form 10-Q filed with the SEC.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Marian Briggs/Matt Sullivan
	EVP & CFO	612/455-1700
507/292-6941

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